UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2018

ALLIANCE MMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37899	47-5412331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 21st Floor

New York, New York 10022

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 739-7825

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On May 25, 2018, the Registrant's board of directors committed the company to an exit/disposal plan with respect to its promotional, ticketing and production businesses because it does not believe that such business units can generate sufficient operating cash flows to fund the ongoing operations of the Registrant. The Registrant anticipates returning the businesses it acquired to the original sellers thereof, on a negotiated basis. The registrant anticipates completing the exit/disposal plan within approximately ten days. The company will continue to operate its athlete management business.

The Registrant believes it will incur a loss on the disposition of the assets contemplated by the exit/disposal plan (which may include the write off of associated goodwill and intangible assets). In addition, the Registrant will incur professional fees in connection with the implementation of the exit/disposal plan.

The Registrant is unable at this time to estimate the amount of costs which may be incurred in connection with its exit/disposal plan. The Registrant will file an amendment to this Form 8-K within four business days after it determines an estimate or range of estimates of the exit/disposal costs.

Item 5.02	Departure and Appointment of Certain Officers.

Effective May 23, 2018, Renzo Gracie resigned as a member of the board of directors of the Alliance MMA, Inc. (the “Company”). Effective May 24, 2018, Robert L. Mazzeo resigned as CEO of the Company. As previously disclosed, Paul Danner, the Company’s former Chief Executive Officer, remained as a Director through May 1, 2018. Accordingly, as of the date hereof, the Company has three directors: Joel Tracy (Chairman), Joe Gamberale and Burt Watson.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE MMA, INC.

	By:	/s/ John Price
John Price
Chief Financial Officer

Dated: May 30, 2018